Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement File No. 333-282003

Issuer Free Writing Prospectus, dated September 10, 2024

Bunge Limited Finance Corp.

4.100% Senior Notes Due 2028

4.200% Senior Notes Due 2029

4.650% Senior Notes Due 2034

(the “Notes”)

Pricing Term Sheet

This Free Writing Prospectus relates only to the Senior Notes of Bunge Limited Finance Corp. due January 7, 2028, the Senior Notes of Bunge Limited Finance Corp. due September 17, 2029 and the Senior Notes of Bunge Limited Finance Corp. due September 17, 2034, and should only be read together with the Preliminary Prospectus Supplement dated September 10, 2024 relating to the Senior Notes of Bunge Limited Finance Corp. due January 7, 2028, the Senior Notes of Bunge Limited Finance Corp. due September 17, 2029 and the Senior Notes of Bunge Limited Finance Corp. due September 17, 2034. Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

4.100% Senior Notes Due 2028

Issuer:	Bunge Limited Finance Corp.
Guarantor:	Bunge Global SA
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 / A- / BBB+
Principal Amount:	$400 Million
Maturity Date:	January 7, 2028
Coupon:	4.100%
Price to Public:	99.965% of the principal amount
Yield to Maturity:	4.113%
Spread to Benchmark Treasury:	+65 basis points
Benchmark Treasury:	3.750% due August 15, 2027
Benchmark Treasury Price:	100-25 ¼
Benchmark Treasury Yield:	3.463%
Interest Payment Dates:	January 7 and July 7, beginning on January 7, 2025 (Short coupon)
Trade Date:	September 10, 2024
Settlement Date**:	September 17, 2024 (T+5)
CUSIP/ISIN:	120568BD1 / US120568BD12
Optional Redemption:	At any time prior to December 7, 2027 (one month before maturity), BLFC may elect to redeem and repay the Notes, at any time in whole, or from time to time in part, at a redemption price equal to the greater of 100% of the principal amount of the Notes to be redeemed, and the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Notes to be redeemed that would be due if such Notes matured on December 7, 2027 (exclusive of interest accrued but unpaid to the date of redemption) discounted to their present value as of such redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the applicable Treasury Yield, as determined by the Reference Treasury Dealers, plus 10 basis points, in each case, plus accrued and unpaid interest, if any, on the Notes to the date of redemption.

On or after December 7, 2027 (one month before maturity), BLFC may elect to redeem and repay the Notes, in whole or in part from time to time at a redemption price equal to 100% of the principal amount of the Notes being redeemed on the redemption date. BLFC will pay accrued and unpaid interest on the Notes redeemed to the redemption date. See “Description of the Notes—Optional Redemption by BLFC” in the preliminary prospectus supplement for more information.

Special Mandatory Redemption:	If the consummation of the Acquisition does not occur on or before the later of (x) June 20, 2025 and (y) the date that is five business days after any later date to which the parties of the Business Combination Agreement may agree to extend the “Outside Date” in the Business Combination Agreement the “Special Mandatory Redemption End Date”), (ii) BLFC notifies the trustee and the holders of the Notes that Bunge will not pursue the consummation of the Acquisition; or (iii) the Business Combination Agreement has been terminated without the consummation of the Acquisition (each of (i), (ii) and (iii), BLFC shall be obligated to redeem all of the 2028 at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date.
Joint Book-Running Managers:	SMBC Nikko Securities America, Inc. BNP Paribas Securities Corp. BofA Securities, Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC BMO Capital Markets Corp. Rabo Securities USA, Inc.
Senior Co-Managers:	ANZ Securities, Inc.
BBVA Securities Inc.
Citigroup Global Markets Inc.
Commerz Markets LLC
Credit Agricole Securities (USA) Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
MUFG Securities Americas Inc.
Natixis Securities Americas LLC
Oversea-Chinese Banking Corporation Limited***
PNC Capital Markets LLC
Santander US Capital Markets LLC
Standard Chartered Bank****
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC
Co-Managers:	Cabrera Capital Markets LLC Deutsche Bank Securities Inc. ICBC Standard Bank Plc Bank of China (Europe) S.A.

4.200% Senior Notes Due 2029

Issuer:	Bunge Limited Finance Corp.
Guarantor:	Bunge Global SA
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 / A- / BBB+
Principal Amount:	$800 Million
Maturity Date:	September 17, 2029
Coupon:	4.200%
Price to Public:	99.888% of the principal amount
Yield to Maturity:	4.225%
Spread to Benchmark Treasury:	+80 basis points
Benchmark Treasury:	3.625% due August 31, 2029
Benchmark Treasury Price:	100-29
Benchmark Treasury Yield:	3.425%
Interest Payment Dates:	March 17 and September 17, beginning on March 17, 2025
Trade Date:	September 10, 2024
Settlement Date**:	September 17, 2024 (T+5)
CUSIP/ISIN:	120568BE9 / US120568BE94
Optional Redemption:

At any time prior to August 17, 2029 (one month before maturity), BLFC may elect to redeem and repay the Notes, at any time in whole, or from time to time in part, at a redemption price equal to the greater of 100% of the principal amount of the Notes to be redeemed, and the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Notes to be redeemed that would be due if such Notes matured on August 17, 2029 (exclusive of interest accrued but unpaid to the date of redemption) discounted to their present value as of such redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the applicable Treasury Yield, as determined by the Reference Treasury Dealers, plus 15 basis points, in each case, plus accrued and unpaid interest, if any, on the Notes to the date of redemption.

On or after August 17, 2029 (one month before maturity), BLFC may elect to redeem and repay the Notes, in whole or in part from time to time at a redemption price equal to 100% of the principal amount of the Notes being redeemed on the redemption date. BLFC will pay accrued and unpaid interest on the Notes redeemed to the redemption date. See “Description of the Notes—Optional Redemption by BLFC” in the preliminary prospectus supplement for more information.
Special Mandatory Redemption:	If the consummation of the Acquisition does not occur on or before the later of (x) June 20, 2025 and (y) the date that is five business days after any later date to which the parties of the Business Combination Agreement may agree to extend the “Outside Date” in the Business Combination Agreement the “Special Mandatory Redemption End Date”), (ii) BLFC notifies the trustee and the holders of the Notes that Bunge will not pursue the consummation of the Acquisition; or (iii) the Business Combination Agreement has been terminated without the consummation of the Acquisition (each of (i), (ii) and (iii), BLFC shall be obligated to redeem all of the 2029 at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date.
Joint Book-Running Managers:	SMBC Nikko Securities America, Inc. BNP Paribas Securities Corp. BofA Securities, Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC BMO Capital Markets Corp. Rabo Securities USA, Inc.
Senior Co-Managers:	ANZ Securities, Inc.
BBVA Securities Inc.
Citigroup Global Markets Inc.
Commerz Markets LLC
Credit Agricole Securities (USA) Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
MUFG Securities Americas Inc.
Natixis Securities Americas LLC
Oversea-Chinese Banking Corporation Limited***
PNC Capital Markets LLC
Santander US Capital Markets LLC
Standard Chartered Bank****
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC

Co-Managers:	Cabrera Capital Markets LLC Deutsche Bank Securities Inc. ICBC Standard Bank Plc Bank of China (Europe) S.A.

4.650% Senior Notes Due 2034

Issuer:	Bunge Limited Finance Corp.
Guarantor:	Bunge Global SA
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa1 / A- / BBB+
Principal Amount:	$800 Million
Maturity Date:	September 17, 2034
Coupon:	4.650%
Price to Public:	99.684% of the principal amount
Yield to Maturity:	4.690%
Spread to Benchmark Treasury:	+105 basis points
Benchmark Treasury:	3.875% due August 15, 2034
Benchmark Treasury Price:	101-30
Benchmark Treasury Yield:	3.640%
Interest Payment Dates:	March 17 and September 17, beginning on March 17, 2025
Trade Date:	September 10, 2024
Settlement Date**:	September 17, 2024 (T+5)
CUSIP/ISIN:	120568BF6 / US120568BF69
Optional Redemption:

At any time prior to June 17, 2034 (three months before maturity), BLFC may elect to redeem and repay the Notes, at any time in whole, or from time to time in part, at a redemption price equal to the greater of 100% of the principal amount of the Notes to be redeemed, and the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Notes to be redeemed that would be due if such Notes matured on June 17, 2034 (exclusive of interest accrued but unpaid to the date of redemption) discounted to their present value as of such redemption date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the applicable Treasury Yield, as determined by the Reference Treasury Dealers, plus 20 basis points, in each case, plus accrued and unpaid interest, if any, on the Notes to the date of redemption.

On or after June 17, 2034 (three months before maturity), BLFC may elect to redeem and repay the Notes, in whole or in part from time to time at a redemption price equal to 100% of the principal amount of the Notes being redeemed on the redemption date. BLFC will pay accrued and unpaid interest on the Notes redeemed to the redemption date. See “Description of the Notes—Optional Redemption by BLFC” in the preliminary prospectus supplement for more information.
Special Mandatory Redemption:	If the consummation of the Acquisition does not occur on or before the later of (x) June 20, 2025 and (y) the date that is five business days after any later date to which the parties of the Business Combination Agreement may agree to extend the “Outside Date” in the Business Combination Agreement the “Special Mandatory Redemption End Date”), (ii) BLFC notifies the trustee and the holders of the Notes that Bunge will not pursue the consummation of the Acquisition; or (iii) the Business Combination Agreement has been terminated without the consummation of the Acquisition (each of (i), (ii) and (iii), BLFC shall be obligated to redeem all of the 2034 at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date.
Joint Book-Running Managers:	SMBC Nikko Securities America, Inc. BNP Paribas Securities Corp. BofA Securities, Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC BMO Capital Markets Corp. Rabo Securities USA, Inc.
Senior Co-Managers:	ANZ Securities, Inc.
BBVA Securities Inc.
Citigroup Global Markets Inc.
Commerz Markets LLC
Credit Agricole Securities (USA) Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
MUFG Securities Americas Inc.
Natixis Securities Americas LLC
Oversea-Chinese Banking Corporation Limited***
PNC Capital Markets LLC
Santander US Capital Markets LLC
Standard Chartered Bank****
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC

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Co-Managers:	Cabrera Capital Markets LLC Deutsche Bank Securities Inc. ICBC Standard Bank Plc Bank of China (Europe) S.A.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear Bank, SA/NV and Clearstream Banking S.A., on or about September 17, 2024, which will be the fifth business day following the date of this pricing term sheet (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is more than one business day preceding the settlement date will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the settlement date should consult their advisors.

*** Oversea-Chinese Banking Corporation Limited (“OCBC”) is restricted in its securities dealings in the United States and OCBC will not offer and sell notes in the United States. OCBC will not agree to procure purchasers to purchase notes that are offered or sold in the United States. OCBC shall offer and sell the Securities constituting part of its allotment solely outside the United States.

**** Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents that Bunge Global SA, the Guarantor, has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling SMBC Nikko Securities America, Inc. toll-free at +1-888-868-6856, BNP Paribas Securities Corp. at +1-800-854-5674, BofA Securities, Inc. at +1-800-294-1322, J.P. Morgan Securities LLC at +1-212-834-4533, or Mizuho Securities USA LLC toll-free at +1-866-271-7403.

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